Exhibit 99.1

OneStream Announces Completion of Acquisition by Hg for $6.4 Billion

BIRMINGHAM, Mich., April 1, 2026 /PRNewswire/ – OneStream, the leading enterprise Finance management platform that modernizes the Office of the CFO by unifying core Finance and operational functions – including financial close, consolidation, reporting, planning and forecasting – today announced the successful completion of its acquisition by Hg, a leading investor in European and transatlantic technology and services businesses. Minority investors include General Atlantic, a leading global investor, and Tidemark, a leading technology investment firm.

The all-cash transaction values OneStream at approximately $6.4 billion in equity value. With the completion of the transaction, OneStream’s Class A common stock has ceased trading on the NASDAQ.

Backed by investors with deep expertise in scaling category-leading platforms for the Office of the CFO, OneStream is now privately held, with Tom Shea continuing to serve as CEO and the current OneStream leadership team remaining in place.

“Following an exceptional year of growth, including more than doubling our AI customers year over year in 2025, today’s news marks an exciting next step for OneStream,” said Tom Shea, founder and CEO of OneStream. “We believe the leaders in Finance AI will be defined over the next 24 to 36 months, and we are making deliberate, long-term decisions to lead at this critical inflection point. Our strategy, leadership, and commitment to customers and partners remains at the center of this. With Hg’s partnership, we are well positioned to accelerate innovation, scale globally, and deliver even greater value to Finance leaders around the world.”

“We see a tremendous opportunity with OneStream and their vision to be the operating system for Modern Finance,” said Joe Jefferies, Partner at Hg. “There is a fundamental shift in how companies must deliver value in the age of AI. OneStream’s powerful Finance AI differentiation brings AI and Agentic AI solutions to a company’s contextualized business logic, making it a key player in the Finance AI sector. This, coupled with an already strong global customer base and clear vision, makes OneStream a critical addition to our Hg team and we look forward to helping them accelerate innovation and growth.”

“We’re excited to be a part of OneStream’s next phase of growth through this acquisition,” added Alan Cline, Partner and Head of North America at Hg. “We invest in category leaders, with strong platforms and long-term growth potential. OneStream continues to lead Finance AI and is uniquely positioned for tremendous growth in the future. We’re excited to be a part of their continued expansion, innovation and value creation.”

As a result of the transaction, OneStream shareholders are entitled to receive $24.00 per share in cash, on the terms and subject to the conditions set forth in the merger agreement. The transaction was approved by OneStream shareholders and obtained required regulatory approvals.

Advisors

J.P. Morgan Securities LLC is acting as financial advisor and provided a fairness opinion to OneStream, and Centerview Partners LLC provided a fairness opinion. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is serving as legal advisor. Goldman Sachs & Co. LLC is serving as exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Hg. Jones Day is serving as legal advisor to KKR. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as financing counsel to Hg. Deloitte & Touche LLP is providing financial & tax diligence, Bain & Company is providing commercial & technological diligence and Cruxy & Company is providing product strategy diligence, to Hg.

About OneStream

OneStream is how today’s Finance teams can go beyond just reporting on the past and Take Finance Further by steering the business to the future. It’s the leading enterprise Finance platform that unifies financial and operational data, embeds AI for better decisions and productivity and empowers the CFO to become a critical driver of business strategy and execution.

We deliver a comprehensive cloud-based platform to modernize the Office of the CFO. Our Digital Finance Cloud unifies core financial and broader operational data and processes and embeds AI for better planning and forecasting, with an extensible architecture, so customers can adopt and develop new solutions, achieving greater value as their business needs evolve.

With over 1,800 customers, including 18% of the Fortune 500, a strong ecosystem of go-to-market, implementation, and development partners and 1,600 employees, our vision is to be the operating system for modern Finance. To learn more, visit onestream.com.

About Hg

Hg is an investor in European and transatlantic technology and services businesses. We are an AI leader in private equity, helping to build sector-leading enterprises that supply critical applications or workflow services to deliver intelligent automation for their customers. We take an active approach to value creation, combining deep end-market knowledge with world class operational resources to support entrepreneurial leaders looking to scale and drive AI transformation. With a vast European network and strong presence across North America, Hg has over $110 billion in assets under management and more than 400 employees. Our portfolio spans around 60 businesses worth over $195 billion in aggregate enterprise value, employing more than 130,000 people and consistently growing revenues at more than 18% annually.

About General Atlantic

General Atlantic is a leading global investor with more than four and a half decades of experience providing capital and strategic support for over 830 companies throughout its history. Established in 1980, General Atlantic continues to be a dedicated partner to visionary founders and investors seeking to build dynamic businesses and create long-term value. The firm leverages its patient capital, operational expertise, and global platform to support a diversified investment platform spanning Growth Equity, Credit, Climate, and Sustainable Infrastructure strategies. General Atlantic manages approximately $118 billion in assets under management, inclusive of all strategies, as of September 30, 2025, with more than 900 professionals in 20 countries across five regions. For more information on General Atlantic, please visit: www.generalatlantic.com.

About Tidemark

Tidemark is a growth equity firm purpose-built to help companies win and scale. Tidemark is powered by a community of investors, entrepreneurs, and operators who are energized by ideas, a love of competition, and the drive to give back. We give 10% of our profits to our foundation, Tidemark10, to support the communities we serve. For more information, visit www.tidemarkcap.com

Contacts

OneStream

Media Contact

Victoria Borges

VP, Corporate Communications

OneStream

media@onestreamsoftware.com

Hg

Media Contact

Tom Eckersley

tom.eckersley@hgcapital.com